EXHIBIT 23

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Hugoton Royalty Trust
Dallas, Texas:

The firm of Miller and Lents, Ltd. consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Hugoton Royalty Trust for the year ended December 31, 2005.  We further consent to the incorporation by reference in Registration Statement No. 333-81849 on Form S-8 of XTO Energy Inc.

MILLER AND LENTS, LTD.

July 28, 2006